QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.21

SUPPLY AGREEMENT

between

        GENTIUM S.p.A., with registered office in I-22079 Villa Guardia (Como), in Piazza XX Settembre, 2, Inland Revenue code 01192270138, in the person of its Chairman of the Board of Directors and Legal Representative Dr. Laura Iris Ferro, (hereinafter referred to as "GENTIUM")

and

        LA.BU.NAT. S.r.l., with registered office in 1-46026 Quistello (Mantua), in Via Basaglie 4, VAT no. 01584660201, in the person of its Chairman of the Board of Directors and Legal Representative Mr. Giuliano Borsari, (hereinafter referred to as "LA.BU.NAT.")

WHEREAS

        on 20th October, 1995, LA.BU.NAT. stipulated an agreement with the company Crinos Industria Farmacobiologica S.p.A. having as its purpose the supply by LA.BU.NAT. to Crinos Industria Farmacobiologica S.p.A. of the PRODUCT (as defined further on);

        the agreement referred to in the preceding premises has undergone a number of changes over time and GENTIUM has taken over from Crinos Industria Farmacobiologica S.p.A. in the management of the industrial activity relating to the PRODUCT;

        the parties intend to define their agreements relating to the PRODUCT in a single context;

ALL THIS HAVING BEEN STATED, THE PARTIES HEREBY AGREE AND STIPULATE AS FOLLOWS:

ARTICLE 1—PREMISES AND ATTACHMENTS

        The premises and attachments form an integral part of this Agreement.

ARTICLE 2—DEFINITIONS

        2.1.  The term "PRODUCT" identifies the SWINE DUODENUM with the specifications given in Attachment 1.

        2.2.  The term "QUARTER" indicates a continuative period of time of 3 (three) calendar months.

        2.3.  The term "ExW" has the meaning attributed to it in the 2000 edition of the INCOTERMS published by the International Chamber of Commerce of Paris, France.

ARTICLE 3—SUPPLY OF THE PRODUCT

        3.1.  LA.BU.NAT. undertakes to supply the PRODUCT exclusively to GENTIUM, in accordance with the procedures agreed upon in the subsequent art. 3.2, 3.3 and 3.4 and for such purpose undertakes to accept all the orders of procurement issued by GENTIUM in compliance with the aforesaid procedures. GENTIUM undertakes to purchase the PRODUCT exclusively from LA.BU.NAT., on condition that it is able to cope, with punctual deliveries, with all GENTIUM's requirements.

        3.2.  During the period of validity of this Agreement, GENTIUM, during the month of December of each year, shall provide LA.BU.NAT. with the non-binding forecast of the quantities of PRODUCT that it intends to purchase during the subsequent 4 (four) QUARTERS. The aforesaid forecast shall be updated quarterly. Whenever, at any time, LA.BU.NAT. deems to be unable to cope with the forecast requirement communicated by GENTIUM, it shall be obliged to promptly inform GENTIUM of the reasons for such inability. The parties shall meet for the purpose of agreeing upon the most appropriate solutions.

        3.3.  GENTIUM shall transmit LA.BU.NAT. written purchase orders at least 4 (four) months in advance with respect to the requested date of delivery. Such orders, providing they are within the limits of the forecasts indicated in art. 3.2, do not require explicit acceptance on the part of LA.BU.NAT. and are understood as being accepted failing communications to the contrary from LA.BU.NAT. within five days from receipt of the order.

        3.4   Whenever GENTIUM's production requirements call for supplies of PRODUCT in larger quantities than those programmed, or in shorter delivery times, LA.BU.NAT. shall undertake to put into action the investments, infrastructures and any outside agreements that may be necessary in order to fulfil the supply, within the shortest time possible.

ARTICLE 4—PRICES AND PAYMENTS

        4.1.  GENTIUM undertakes to purchase from LA.BU.NAT. its requirement of PRODUCT at the ExW price referred to in Attachment 2.

        4.2.  The price indicated in Attachment 2 shall remain in force until otherwise agreed and in any case until 31.12.2005. After such date, each of the parties may request the renegotiation of the price with reference to the trend of the relevant markets and to any variations that have occurred in the manufacturing costs. In the event of the parties not agreeing upon the price within thirty days from the request for renegotiation, an equitable price shall be determined, with binding value, by an expert arbitrator appointed, at the request of the most diligent party, by the Chairman of the Milan Chamber of Commerce. The expert arbitrator shall express his opinion within 10 days from acceptance of the assignment. The parties shall undertake to carry out the agreement also during the phase of negotiation of the price and of determination by the expert arbitrator. The price determined by the arbitrator shall be applied to the supply carried out as of the date of the request for renegotiation. The expenses for the expert arbitrator shall be borne in equal parts by the parties.

        4.3.  The supplies of PRODUCT shall be invoiced by LA.BU.NAT. in Euro. GENTIUM shall pay within 90 (ninety) days from the end of the month of the date of invoice by direct remittance for all the quantities of PRODUCT delivered by LA.BU.NAT. and undertakes to pay LA.BU.NAT interest for any delays in payment, calculated at the legal rate.

ARTICLE 5—TRANSPORTATION

        5.1   GENTIUM has entrusted LA.BU.NAT. with the assignment of having the PRODUCT transported from the producer's premises to the user's premises, on behalf and at the expense of GENTIUM.

ARTICLE 6—QUALITY AND REJECTION

        6.1.  LA.BU.NAT. supplies GENTIUM the PRODUCT complying with the specifications shown in Attachment 1 and in conformity with the tests agreed upon from time to time by the parties.

        6.2.  Any complaints on the part of GENTIUM due to immediately recognisable defects or lack of quality of the PRODUCT shall be notified as prescribed by law to LA.BU.NAT. via fax followed by a registered letter. Any non immediately recognisable defects or lack of quality shall be notified by the same procedures within twenty days from their discovery. LA.BU.NAT. may accept the opinion of Gentium or immediately send one of its representatives to ascertain the defect or lack of quality.

        6.3   In the event of justified complaint due to defect or lack of quality in any lot of the PRODUCT delivered, LA.BU.NAT. shall, without any further expenses for GENTIUM, immediately replace the faulty lot with supplies of PRODUCT complying with the aforesaid specifications.

        6.4   GENTIUM shall, at the expense of LA.BU.NAT., follow any reasonable instructions for destroying any lot of PRODUCT which is not in compliance with the established specifications.

        6.5   Should LA.BU.NAT. not agree with GENTIUM that the supply of PRODUCT rejected in accordance with this clause does not comply with the established specifications, 20 (twenty) samples of 1 (one) litre each shall be taken and stored at -20° C; the controversy may be entrusted on the initiative of either party to an independent laboratory chosen by mutual agreement, or, failing agreement within 15 days from the declaration of disagreement of LA.BU.NAT., appointed, at the request of the most diligent party, by the Chairman of the Milan Chamber of Commerce. The aforesaid laboratory shall express its opinion within 10 (ten) days from the assignment with an ad hoc assessment, binding for both the parties. In the meantime the PRODUCT shall in any case be destroyed due to the impossibility of storing the latter. The costs of the analysis carried out by the independent laboratory and for the destruction of the PRODUCT shall be borne by the party whose analysis is found to be erroneous. In the event of defeat of LA.BU.NAT., it shall also replace the faulty lot with supplies of PRODUCT which comply with the quality specifications.

        6.6.  LA.BU.NAT. shall permit, at any time and without prior notice, access by GENTIUM's inspectors or by the competent Authorities to the processing plants and the taking of samples of PRODUCT for controls to be carried in cross-examination. It shall also allow, without this involving an increase in expenses or other costs for LA.BU.NAT., direct interventions on the PRODUCT in temporary storage.

ARTICLE 7—SECRECY

        LABUNAT. undertakes for the entire duration of this Agreement and for 10 (ten) years after its expiry or cancellation, to maintain all and any information of a technical, scientific and commercial nature and on the know-how provided by GENTIUM in relation to the use of the PRODUCT as strictly confidential

ARTICLE 8—DURATION

        8.1.  This Agreement shall remain valid until 31st December, 2007. This Agreement shall be automatically renewed for further periods of 3 (three) years, barring written cancellation by either one of the parties to be given at least 6 (six) months prior to expiry.

        8.2   In the event of the prolonged or definitive impossibility on the part of GENTIUM to collect the PRODUCT the excess PRODUCT originating before being able to interrupt the manufacturing cycle, for a maximum period of 3 (three) weeks from the date of interruption of the collection, shall be destroyed, in accordance with the provisions of law; 2/3 (two thirds) of the costs of assignment and disposal shall be borne by GENTIUM and 1/3 (one third) by LA.BU.NAT..

ARTICLE 9—TRANSFER OF THE AGREEMENT

        Neither of the parties may transfer the Agreement to third parties without the prior written consent of the other party.

ARTICLE 10—NOTICES

        All and any notices or communications permitted or required within the sphere of this Agreement may be dispatched by registered letter, international telegram or fax confirmed by registered letter and shall have effectiveness for receipt at the following addresses:

GENTIUM	GENTIUM S.p.A. Piazza XX Settembre, 2 22079 VILLA GUARDIA (COMO)
LA.BU.NAT.	LA.BU.NAT. S.r.L. Via Basaglie, 4 46026 QUISTELLO (MANTUA)

or any other address that is indicated in writing by the parties.

ARTICLE 11—CONTROVERSIES

        All and any controversies consequential or related to this Agreement that the parties are unable to settle in a friendly way shall be referred—exclusively—to the Milan Court of Law.

ARTICLE 12—INTEGRATIONS

        This Agreement constitutes the entire agreement between the parties in relation to the subject-matter, and replaces, as of its date, all and any previous written or verbal agreements pertaining to the same subject-matter. None of the terms or conditions of this Agreement may be considered as changed or amended by any previous or subsequent declaration, without detriment to the possibility of the parties to amend or integrate this Agreement in written form undersigned by both the parties.

ARTICLE 13—MISCELLANEOUS

        13.1. This Agreement is stipulated in Milan, and its form, validity, structure and effect shall be considered as complying with the Italian law.

        13.2. Neither of the parties may be considered as defaulting for delayed or non-fulfilment of any of its obligations under this Agreement whenever such delay or non-fulfilment is due to strikes, acts of God or public enemy, uprisings, fires, interferences by civil or military authorities, the need to comply with government laws or regulations (including measures which in any way whatsoever exclude or limit the marketing of the finished products for the manufacturing of which the PRODUCT constitutes the raw material), the impossibility of guaranteeing the necessary priority rights over the materials, or to any circumstances beyond the control of either one of the parties or for which the latter cannot be accused of non-fulfilment or negligence.

        13.3. In the event of any of the terms or conditions of this Agreement being in conflict with any regulations or applicable provisions of law, such terms or conditions shall be considered as non-operative and must be amended in order to comply with such regulations or provisions of law. In the event of the terms and conditions of this Agreement being substantially amended as a result of that stipulated in this clause, the parties shall renegotiate the terms and conditions of the Agreement in order to reproduce their original intentions, as far as possible.

Attachments:

          1.     Specifications

          2.     Prices

Drawn up in Villa Guardia on 12th January, 2004 in two original copies.

GENTIUM S.p.A.

/s/ Laura Iris Ferro Dr. Laura Iris Ferro

LA.BU.NAT. S.r.l.

/s/ Giuliano Borsari Mr. Giuliano Borsari

ATTACHMENT 1

SWINE DUODENUM

SPECIFICATIONS OF THE PRODUCT

CHARACTERISTICS	SPECIFICATIONS

Appearance	Frozen slabs

Colour:	Variegated reddish pale yellow (must not have a greenish tinge)

Odour:	"sui generis", but devoid of the characteristic odour of decomposing tissue

        The PRODUCT must be collected exclusively from the following premises, authorised by Gentium:

          1)    Carpi—from the slaughter-house Italcarni Soc. Coop. a r.l. Via per Guastalla, 21/a 46012 MIGLIARINA DI CARPI (MO)

          2)    Bagnolo—from the slaughter-house Consorzio Latterie Sociali Mantovane Soc. Coop. a r. l. Via Renolfa, 10 46031 BAGNOLO S.VITO (MN)

          3)    Marcaria—from the slaughter-house MEC Carni S.p.A. Strada P.V. Marone, 22 46010 MARCARIA (MN)

        The collection of swine duodenum from other premises must be agreed upon and authorised by Gentium. The duodenum is collected in accordance with the provisions of the Technical Agreement in force.

        The swine duodenum must be stored at La.Bu.Nat, in refrigerated conditions, for a period of not more than 12 months after collection.

        Each lot of swine duodenum dispatched to Gentium must be accompanied by the relevant:

  •
  Health certificate for transportation out of the municipality of organs, glands or viscera destined for organotherapeutic use

  •
  Certificate of national origin

        At the request of Gentium, the following documentation relating to the slaughter-houses must be made available in copy for each lot of swine duodenum:

          1)    Certificate of washing and disinfection for the vehicles transporting the pigs;

          2)    Certificate of disinfection carried out after unloading the pigs, carried out in the slaughter-house;

          3)    Declaration of origin of the animals;

          4)    Certificate of breed of the pigs (unified certification of conformity);

          5)    Official health certificate;

          6)    Certificate of acceptance after arrival at the slaughter-house and before slaughtering (authorisation for slaughtering);

          7)    Certificate of identification of the breeding farm and number of pigs slaughtered;

        Gentium may also request the documentation relating to the programme of the microbiological tests carried out on the Labunat installations and premises (Carpi-Bagnolo-Marcaria).

ATTACHMENT 2

SWINE DUODENUM

PRICE OF THE PRODUCT

        The net price agreed upon for the PRODUCT is € 1,1286 per Kilogram.

QuickLinks

  Exhibit 10.21